Exhibit 99(1)



Press Release                                              FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                    Contact:  David G. Wihebrink
                                                    Phone:  (574) 722-3855


                      LOGANSPORT FINANCIAL CORP. ANNOUNCES
                      AGREEMENT TO REPURCHASE COMMON STOCK

     Logansport, Indiana - (October 3, 2002) Logansport Financial Corp. (the "Corporation") (Nasdaq Small Cap Market: LOGN), an Indiana corporation which is the holding company for Logansport Savings Bank, FSB (the "Bank") based in Logansport, Indiana, announced today that it has entered into an agreement to acquire from two of its shareholders 73,000 shares of the Corporation's common stock in a privately negotiated transaction for $17.25 per share. The Roosevelt Group, L.L.C., a Missouri limited liability company ("Roosevelt") has agreed to sell its 36,500 shares to the Corporation and Bradshaw Capital Management, L.L.C., a North Carolina limited liability company ("Bradshaw") has agreed to sell its 36,500 shares to the Corporation. These shares represent 8% of the Corporation's outstanding shares. Following the repurchase, the Corporation will have 848,958 shares outstanding.

     Roosevelt, Bradshaw and Stanley J. Bradshaw, sole member of Bradshaw and Chairman of Roosevelt, had filed a Schedule 13D with respect to their beneficial ownership of the Corporation's shares. Those shareholders indicated in their filing that they believed the Corporation should more aggressively repurchase its outstanding shares in an effort to improve book value per share, earnings per share and return on equity. They also reported discussions with the Corporation's management concerning a desire to increase their ownership interest in the Corporation above 10% and an interest in having representation on the Corporation's Board of Directors. Mr. Bradshaw had also filed an application with the Office of Thrift Supervision seeking permission to acquire up to 24.9% of the Corporation's outstanding shares.

     Pursuant to the agreement reached today, all of the shares owned by Bradshaw, Roosevelt and Mr. Bradshaw are to be purchased by the Corporation. The shares will be acquired for an aggregate price of $1,259,250. To make this purchase, the Corporation intends to borrow approximately $800,000 pursuant to an existing line of credit, which borrowing will be secured by a pledge of the shares of the Bank. The Corporation anticipates closing the stock repurchase on October 4, 2002. The Bank will remain well-capitalized following the transaction.

     The Corporation's Board of Directors unanimously approved this stock repurchase, concluding that it is in the best interests of the Corporation and its shareholders. The Corporation has authorized several stock repurchase programs since the Bank's conversion to stock form in 1995. This private purchase of shares is a continuation of that program and has similar goals. The Board believes that the repurchase has the potential for increasing the Corporation's net income per share and return on equity, although it will decrease temporarily the Corporation's book value per share, which at June 30, 2002 was $17.19 per share. The price to be paid for the shares is lower than prices the Corporation has paid for shares it has repurchased through its repurchase program and is at a price based on recent market prices for the Corporation's shares.

     The stock purchase will also eliminate a large concentration of stock ownership and voting power that presently resides in two shareholders that has caused a degree of uncertainty concerning the Corporation's future direction and management. Bradshaw, Roosevelt and Mr. Bradshaw have agreed not to purchase any shares of the Corporation or take any actions influencing the management or direction of the Corporation for seven years following the closing. Mr. Bradshaw has also agreed to withdraw his Office of Thrift Supervision application.

     "The opportunity to purchase a significant amount of outstanding shares at what we consider to be a very attractive price was an opportunity too good to refuse," stated David G. Wihebrink, President of the Corporation.

     Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, demand for loan and deposit products and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Corporation's investments and operations.

     Logansport   Financial   Corp.  and  Logansport   Savings  Bank,   FSB,  an
FDIC-insured   federal  stock  savings  bank,   operate  from   headquarters  in
Logansport, Indiana.